UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 10, 2005

VIKING SYSTEMS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-49636	86-0913802
(Commission File Number)	(IRS Employer Identification No.)

7514 Girard Ave., Ste. 1509, La Jolla, CA	92037
(Address of Principal Executive Offices)	(Zip Code)

858-456-6608
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO MATERIAL DEFINITIVE AGREEMENT

On October 10, 2005, Viking Systems, Inc. (the “Registrant”) entered into an Employment Agreement with Joseph Warrino, its acting Chief Financial Officer. The Agreement, a copy of which is attached hereto, provides for an annual salary of $120,000. The Agreement also provides for an incentive stock option of 200,000 shares exercisable at $.40 per share. A portion of the Option is currently vested and the balance vests over two years. The option for 80,000 shares vested on October 10, 2005, an option for 60,000 shares vest July 1, 2006 and an option for 60,000 shares vest July 1, 2007.

On October 10, 2005, Viking Systems, Inc. entered into an Employment Agreement with Lonna J. Williams, its Senior Vice President of Commercial Operations. The Agreement, a copy of which is attached hereto, provides for an annual salary of $185,000. The Agreement also provides for an incentive stock option of 500,000 shares exercisable at $.40 per share. A portion of the Option is currently vested and the balance vests over two years. The option for 200,000 shares vested on October 10, 2005, an option for 150,000 shares vest July 1, 2006 and an option for 150,000 shares vest July 1, 2007.

On October 10, 2005, Viking Systems, Inc. entered into an Employment Agreement with John Kennedy, President of the Vision Systems Group of Viking. The Agreement, a copy of which is attached hereto, provides for an annual salary of $195,700. The Agreement also provides for an incentive stock option of 500,000 shares exercisable at $.40 per share. A portion of the Option is currently vested and the balance vests over two years. The option for 200,000 shares vested on October 1, 2005, an option for 150,000 shares vest July 1, 2006 and an option for 150,000 shares vest July 1, 2007.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits.

10.1 Warrino Employment Agreement
10.2 Williams Employment Agreement
10.3 Kennedy Employment Agreement

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: October 27, 2005	VIKING SYSTEMS, INC.

By: /s/ Thomas B. Marsh
President